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                                                                     EXHIBIT 3.1

                                PADDINGTON INC.
     Registered Address: 1220 North Market Street, Suite 606, Wilmington,
                            Delaware 19801, U.S.A.


April 20, 1999

Mr. King Kwok Yu
Mr. Richard Che Keung Wong
Mr. Hardy Kung Chin Lok
c/o Suite E, 15/F
Ho Lee Commercial Building
40 D'Aguilar Street, Central
Hong Kong

RE: LOCK UP AGREEMENT WITH PADDINGTON INC.

Gentlemen:

         As part of the sale of all currently issued shares of Common Stock of Paddington Inc. (the "Company") to the undersigned (the "Holders"), the Holders hereby represent, warrant, covenant and agree, for the benefit of the Company and the holders of record (the "third party beneficiaries") of the Company's outstanding securities, including the Company's Common Stock, $.0001 par value (the "Stock") at the date hereof and during the pendency of this letter agreement that the Holders will not transfer, sell, contract to sell, devise, gift, assign, pledge, hypothecate, distribute or grant any option to purchase or otherwise dispose of, directly or indirectly, their shares of Stock of the Company owned beneficially or otherwise by the Holders except in connection with or following completion of a merger, acquisition or other transaction by the Company resulting in the Company no longer being classified as a blank check company as defined in Section 7(b)(3) of the Securities Act of 1933, as amended.

         Any attempted sale, transfer or other disposition in violation of this letter agreement shall be null and void.

         The Holders further agree that the Company (i) may instruct its transfer agent not to transfer such securities (ii) may provide a copy of this letter agreement to the Company's transfer agent for the purpose of instructing the Company's transfer agent to place a legend on the certificate(s) evidencing the securities subject hereto and disclosing that any transfer, sale, contract for sale, devise, gift, assignment, pledge or hypothecation of such securities is subject to the terms of this letter agreement and (ill) may issue stop-transfer instructions to its transfer agent for the period contemplated by this letter agreement for such securities. This letter agreement shall be binding upon the Holders, their agents, heirs, successors, assigns and beneficiaries.

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         Any waiver by the Company of any of the terms and conditions of this letter agreement in any instance must be in writing and must be duly executed by the Company and the Holders and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof

         The Holders agree that any breach of this letter agreement will cause the Company and the third party beneficiaries irreparable damage for which there is no adequate remedy at law. If there is a breach or threatened breach of this letter agreement by the Holders, the Holders hereby agree that the Company and the third party beneficiaries shall be entitled to the issuance of an immediate injunction without notice to restrain the breach or threatened breach. The Holders also agree that the Company and all third party beneficiaries shall be entitled to pursue any other remedies for such a breach or threatened breach, including a claim for money damage.

ACKNOWLEDGED and AGREED on the date first written above:


KING KWOK YU, a Holder


/s/ King Kwok Yu
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RICHARD CHE KEUNG WONG, a Holder


/s/ Richard Che Keung Wong
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HARDY KUNG CHIN LOK, a Holder


/s/ Hardy Kung Chin Lok
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